                                                                    EXHIBIT 99.1
                                                                     PAGE 1 OF 1


                      FUND AMERICA INVESTORS CORPORATION II
                    PASS-THROUGH CERTIFICATES, SERIES 1998-A
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ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of January 28, 2000, the following persons were known to the Registrant to be the registered beneficial owners of more than 5% of the aggregate fractional undivided interest evidenced by each Class of the Certificates referenced below:


      TITLE                  NAME AND ADDRESS                   AMOUNT OF BENEFICIAL
     OF CLASS              OF HOLDERS OF RECORD                 OWNERSHIP (ORIGINAL PRINCIPAL)      % CLASS
    ----------             --------------------                 ------------------------------     --------
         2A*               Norwest Bank                         $36,873,851.00                       100%
                           Minnesota, National Association
                           733 Marquette Avenue
                           Minneapolis, MN  55479-0056













*As of January 28, 2000, the security ownership of the referenced class of certificates was registered on the books and records of the Trustee to "Cede & Co.", the Depository Trust Company's nominee. The beneficial ownership of such class disclosed herein is based on a security positions listing of the Depository Trust Company as of January 28, 2000.










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